EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of
Western Midstream Holdings, LLC (as general partner of Western Midstream Partners, LP) and Unitholders
Western Midstream Partners, LP:

We consent to the incorporation by reference in the registration statements (Nos. 333‑214447 and 333-231590) on Form S-3, and (Nos. 333‑186306 and 333-229976) on Form S-8 of Western Midstream Partners, LP of our reports dated February 26, 2021, with respect to the consolidated balance sheets of Western Midstream Partners, LP as of December 31, 2020 and 2019, the related consolidated statements of operations, equity and partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Western Midstream Partners, LP.

/s/ KPMG LLP
Houston, Texas
February 26, 2021